WIZARD WORLD, INC.

Wizard World Announces Partnership With China’s CNLive to Provide

English Language Subscription Video On-Demand (“SVOD”)

Programming Service Across Mainland China

LOS ANGELES, October 24, 2017–Wizard World, Inc. (WIZD), the leading producer of live event pop culture expositions, today announced its partnership with CNLive to distribute SVOD streamed content in the world’s most populous country, the People's Republic of China. This is a transformative transaction which will alter the landscape of the distribution and consumption of programming in China.

The partnership with CNLive, one of only seven entities licensed to distribute content over the internet in the People's Republic of China, provides Wizard World China, a wholly owned subsidiary of Wizard World, Inc. a multi-year right and license to program a 24/7, SVOD service across all of mainland China, including Macao and Hong Kong.

Within China, programming can only be distributed under a license issued by the Chinese government. CNLive holds this license to distribute SVOD content via mobile and IP-enabled devices nationwide. The main enterprise of CNLive is the distribution of content to internet-connected mobile devices. The SVOD channel programmed by Wizard World China will change the landscape of program distribution in China.

Paul Kessler the Executive Chairman of Wizard World stated: “This SVOD transaction is a big step in the evolution of Wizard World from a producer of premier pop culture events into a full-bodied integrated global media company, representing the whole of many synergistic parts. We are working aggressively to identify and initiate new business opportunities for Wizard World designed to generate additional and accretive revenue streams while focused on enhancing shareholder value.”

“This SVOD transaction is a landmark achievement said John D. Maatta, Wizard World President & CEO. While consuming programming provided by SVOD services has become a way of life in the United States, the industry remains nascent in China. With the transaction the very best entertainment content from the world’s best studios and production companies will be presented on the Chinese mainland on a subscription basis. All of the pieces are tin place, this will be the premiere SVOD service in China both in terms of its scope and it content.”

Vincent Yen, based in Hong Kong, was instrumental in making the initial introductions and in creating the opportunity that enabled this transaction. Yen, who will have continued involvement in facilitating the participation of the parties going forward, said: “I am extremely gratified that we were able to conclude this important transaction that promises to be beneficial to all parties involved. I look forward to working with Wizard World China and CNLive to help to make this undertaking a significant success for all involved.”

Wizard’s SVOD service will be will have a reach covering all of the 800 million viewers capable of receiving IP enabled devices across mainland China. The SVOD channel will exist in a market which has an estimated 800 million mobile and internet users. An estimated 390 million Chinese nationals are “English speakers and English learners.” Much of the program content consumed in China is viewed on mobile devices.

Wizard World’s content arm, which recently announced the return of Wizard as a digital and print publication, will utilize the company’s strong, respected place in the entertainment and pop culture industries to provide a wide range of program content. In addition to independently produced programming, Wizard will acquire program content for distribution on the 24/7 channel from the world’s leading studios and producers.

About Wizard World (WIZD)

Wizard World, Inc. (www.wizardworld.com) produces comic, gaming and pop culture conventions across North America that celebrate the best in pop culture: movies, television, gaming, live entertainment, tech, comics, sci-fi, graphic novels, toys, original art, collectibles, contests and more. A first-class lineup of topical programming and entertainment takes place at each event, with celebrity Q&A's, comics-themed sessions, costume contests, movie screenings, evening parties and more. Wizard World has also launched the digital Wizard magazine and introduced WizPop, a daily news service reporting on the biggest pop culture stories of the day, and featuring a weekly recap covering the news of the week. Fans can interact with Wizard World at www.wizardworld.com and on Facebook, Twitter, Pinterest, Instagram and other social media services. Additional initiatives may include an augmented touring schedule of Wizard World shows, fixed-site installations, curated e-commerce, and the production and distribution of content both in the U.S. and internationally.

The 2017 Wizard World convention schedule is available at: http://www.wizardworld.com/comiccon.

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Media Contact:

Jerry Milani, Wizard World, 646-883-5022 (o/txt), pr@wizardworld.com